Exhibit 99.1


          IVP ANNOUNCES DISTRIBUTION AGREEMENT WITH TIRA WIRELESS INC.
                         AND SEC APPROVAL OF PROSPECTUS

Toronto, Ontario - February 18, 2003 (Symbol TALL - NASD/OTCBB)


IVP Technology Corporation (www.ivptechnology.com) announced today that it has signed a development and distribution agreement with Tira Wireless Inc.
(www.tirawireless.com) for distribution of IVP's games and other applications for mobile phones and other handheld devices to Tira's Mobile Operator channels on a world wide basis. Tira distributes games and applications through AT&T Wireless, Nokia, Handango, Mobilkom Austria, End2End, Telecom1, Vodaphone, Vizzavi Portugal, Jamba and O2 which span the globe in terms of service to mobile subscribers.

IVP's initial publication and release schedule consists of 14 products, several of which are derivatives of titles produced by Ignition Entertainment, while others have been created specifically for mobile phone platforms. IVP's mobile games and other applications have been created by SilverBirch Studios, an internal JAVA and J2ME development group within Springboard Technology Solutions, and Awesome Studios, a development group within Ignition Entertainment Limited. Both Springboard Technology and Ignition Entertainment are wholly owned subsidiaries of IVP Technology Corporation. Mobile users generally pay a download fee which is shared between the developer (IVP), the distributor (Tira) and the mobile operator. Under the terms of the agreement IVP may also sublicense and provide games and applications created by other developers to Tira for onward distribution to their mobile operators.

Kevin Birch, SVP Development for IVP, said, "The completion of our distribution agreement with Tira was a logical step in the evolution of IVP and a validation of IVP's strategy in merging Springboard's mobile and handheld development skills with Ignition's game industry expertise. The market for mobile games is expected to grow to about USD 4 billion by 2006 as current users of first and second generation cell phones convert to the new 3G Java enabled phones over the next 2 to 3 years. These new phones enable photos, email, several different messaging formats and direct data transmission as well as the ability to play multi-player games without use of the current offerings of game consoles and without the internet."

IVP Technology also announced that the US Securities and Exchange Commission had approved its recent SB-2 filing on February 14, 2003. Brian MacDonald, CEO of IVP Technology said, "Now that we have SEC approval, the company will move forward very aggressively on its business plans. We have had many offers of expansion capital, primarily debt, for acquisitions and excellent candidates in the US, Canada and the UK looking to merge their operations with us, but until now the delay in SEC approval has acted as a brake on our growth."

In related news IVP Technology has advised Cornell Capital Partners LLP that it will be redeeming its convertible debenture for cash rather than converting the debenture to shares. IVP is cash flow positive in the current fiscal year although for the next several quarters it will show losses in accounting terms as various non-cash items are reflected in its income statements.

ABOUT TIRA WIRELESS

Tira Wireless is a full-service publisher of a portfolio of trusted Wireless Java applications supporting the diverse needs of today's mobile subscribers. Tira Wireless offers mobile operators and developers a "full-service" publishing model that ensures the delivery of trusted wireless java applications to mobile subscribers through Tira's stringent Mobile Assure certification program and high standards for security, usability, and robustness. Tira Wireless is a privately held company funded by Brightspark Ventures of Toronto and Flagship Ventures of Cambridge. For more information visit www.tirawireless.com

ABOUT IVP TECHNOLOGY CORPORATION

IVP Technology Corporation (www.ivptechnology.com) develops, markets and distributes software and related products through its consumer and enterprise divisions. IVP's main wholly owned subsidiaries Springboard Technology Solutions Inc. and Ignition Entertainment Limited operate offices in Toronto, Chicago, London, and Banbury UK.

IVP's enterprise software division develops, markets, licenses and installs and services data solutions that solve problems and create value for mid size companies, large corporations and government agencies. These data solutions incorporate data capture, storage, analysis, reporting and presentation. IVP's data solutions use Vaayu(TM), "Classifier(TM)", "I-Bos(TM)" and "VIPER(TM)" to take data from cross platform mobile enterprise applications to the executive suite. IVP data solutions facilitate remote-data-collection and reception, management, analysis, delivery and presentation of information over corporate Intranets and the Internet. IVP also operates a group dedicated to providing medical data integration to health care facilities in North America.

IVP's consumer software division operates through its wholly owned subsidiary Ignition Entertainment Limited which develops, publishes, licenses and distributes consumer software products for the PC, Sony Playstation, Nintendo Gameboy Advance, Nintendo Game Cube and Microsoft X-Box platforms on a worldwide basis.

IVP Technology Corporation is a Nevada registered corporation that trades on the over the counter Bulletin Board under the symbol TALL: BB. For more information visit www.ivptechnology.com.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release regarding IVP Technology's and other planned events are forward-looking statements, subject to uncertainties and risks, many of which are beyond IVP Technology's control, including, but not limited to, reliance on key markets, suppliers, and products, currency fluctuations, dependence on key personnel and trade restrictions, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in IVP Technology's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 14, 2003. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above.

Company Contact:


Brian J. MacDonald
President and CEO
001-416-255-7578  ext. 313
bmacdonald@ivptechnology.com
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